Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:

Kristina M. Broadbelt (Media)

Assistant Director, PR & Advocacy

Phone (610) 321-2358

Robert A. Doody Jr. (Investors)

Assistant Director, Investor Relations

Phone (610) 321-6290

VIROPHARMA FILES PRIOR APPROVAL SUPPLEMENT (PAS) FOR CINRYZE™

(C1 ESTERASE INHIBITOR [HUMAN]) INDUSTRIAL SCALE MANUFACTURING

EXTON, Pa., June 21, 2010 — ViroPharma Incorporated (Nasdaq: VPHM) today provided an update on recent progress in Cinryze™ (C1 Esterase Inhibitor [Human]) manufacturing expansion activities.

ViroPharma is increasing its Cinryze manufacturing capacity through two concurrent efforts. The first project, the parallel chromatography process, was implemented earlier this year and allows production to run across multiple shifts, effectively doubling the capacity of the current manufacturing line and increasing the amount of drug supply available to patients suffering from hereditary angioedema, or HAE. The addition of the industrial scale project is expected to significantly increase capacity for Cinryze, providing adequate supply to meet the company’s projected demand growth for prophylaxis against attacks of HAE.

ViroPharma today announced that it has filed a Prior Approval Supplement, or PAS, with the U.S. Food and Drug Administration (FDA) seeking approval to commercialize Cinryze manufactured using the industrial scale process. The supplemental data filed with the FDA include in-depth comparability testing at critical manufacturing stages from three conformance lots of industrial scale produced product, as well as stability data and lot release data. The company believes these data demonstrate that product manufactured at industrial scale meets the required equivalence criteria compared to Cinryze manufactured at current scale. ViroPharma anticipates receiving approval for product manufactured at industrial scale in the fourth quarter of 2010. The company expects that the impact to sales from industrial scale manufacturing will begin in 2011.

“The filing of our PAS for industrial scale manufacturing takes us one step closer toward making product at enhanced capacity available to many more patients with HAE,” stated Dan Soland, ViroPharma’s chief operating officer. “We now have increased confidence in our goal of gaining approval for this scale up initiative for Cinryze this year.”

This announcement follows the May 26th disclosure that Cinryze manufactured through ViroPharma’s initial parallel chromatography process had entered the trade and is in use by patients suffering from HAE.

Continued Soland, “Our primary focus since the launch of this important drug has been on ensuring supply to all patients who choose prophylaxis against their attacks of hereditary angioedema, rather than to treat their dangerous attacks when they occur. Thanks to our current parallel chromatography scale manufacturing process, we are already doing so for even more patients suffering from the debilitating manifestations of HAE.”

About Cinryze™ (C1 esterase inhibitor [human])

Cinryze is a highly purified, pasteurized and nanofiltered plasma-derived C1 esterase inhibitor product that has been approved by U.S. FDA for routine prophylaxis against angioedema attacks in adolescent and adult patients with HAE. C1 inhibitor therapy has been used acutely for more than 35 years in Europe to treat patients with C1 inhibitor deficiency. Cinryze is not currently approved in the European Union or any of its member states.

The most common adverse reactions observed in clinical trials have been upper respiratory infection, sinusitis, rash and headache. No drug-related serious adverse events (SAEs) have been observed in clinical trials. Severe hypersensitivity reactions may occur. Thrombotic events have occurred in patients receiving high dose off-label C1 inhibitor therapy well above the approved treatment dosage regimen. With any blood or plasma derived product, there may be a risk of transmission of infectious agents, e.g. viruses and, theoretically, the CJD agent. The risk has been reduced by screening patients for prior exposure to certain virus infections and by manufacturing steps to reduce the risk of viral transmission including pasteurization and nanofiltration.

Cinryze is for intravenous use only. A dose of 1000 Units of Cinryze can be administered every 3 or 4 days for routine prophylaxis against angioedema attacks in HAE patients. Cinryze is administered at an injection rate of 1 mL per minute.

About Hereditary Angioedema (HAE)

HAE is a rare, severely debilitating, life-threatening genetic disorder caused by a deficiency of C1 inhibitor, a human plasma protein. This condition is the result of a defect in the gene controlling the synthesis of C1 inhibitor. C1 inhibitor maintains the natural regulation of the contact, complement, and fibrinolytic systems, that when left unregulated, can initiate or perpetuate an attack by consuming the already low levels of endogenous C1 inhibitor in HAE patients. Patients with C1 inhibitor deficiency experience recurrent, unpredictable, debilitating, and potentially life threatening attacks of inflammation affecting the larynx, abdomen, face, extremities and urogenital tract. Patients with HAE experience approximately 20 to 100 days of incapacitation per year. There are estimated to be at least 6,500 people with HAE in the United States.

For more information on HAE, visit the U.S. HAE Association’s website at: www.haea.org.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing innovative products for physician specialists to enable the support of patients with serious diseases for which there is an unmet medical need, and providing rewarding careers to employees. ViroPharma commercializes Cinryze™ (C1 esterase inhibitor [human]) for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE). ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including C1 esterase inhibitor deficiency and C. difficile infection.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, http://www.viropharma.com/. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Forward-Looking Statements

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events, and include without limitation statements related to the anticipated capacity of the industrial scale manufacturing process; increased future demand for Cinryze and our ability to meet projected demand growth for Cinryze; our belief that the industrial scale data meet the FDA’s required equivalence criteria; the timing and outcomes of FDA review of the data; when product produced by the industrial scale manufacturing process may be commercially available; and our ability to ensure that patients will have access to Cinryze. Biologics such as Cinryze require processing steps that are more difficult than those required for most chemical pharmaceuticals, and as such we can not assure you that the industrial scale process will be considered by the FDA to be equivalent to our existing manufacturing process. The FDA may view the data regarding equivalence of the industrial scale manufacturing process as insufficient or inconclusive, request additional data, require additional studies, delay any decision past the time frames anticipated by us, or deny the approval of the industrial scale manufacturing process. If the manufacturing capacity expansion projects at Sanquin are delayed, or do not result in the capacity we anticipate, or if Sanquin cannot obtain necessary regulatory approvals for the contemplated facility expansions in the time frames we anticipate, we may not be able to satisfy patient demand. Our inability to obtain adequate product supplies to satisfy our patient demand may create opportunities for our competitors and we will suffer a loss of potential future revenues. These factors, and other factors, including, but not limited to those described in our annual report on Form 10-K for the year ended December 31, 2009 and Form 10-Q for the period ended March 31, 2010, filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements. These forward looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this press release.

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